Exhibit 4.9	Execution Version

PAKER TECHNOLOGY LIMITED

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

September 18, 2008

6.8	Legal Opinions	22
6.9	Completion of Due Diligence	22
6.10	Submission of the Estimated Profit and Loss Statement of the Company for 2008	23
6.11	Investment Committee Approval	23
6.12	Employment Agreements	23
6.13	Non-Competition Agreement and Confidentiality Agreement, Proprietary Information and Inventions Assignment Agreement	23
6.14	Financial Committee	23
6.15	Executive Committee	24
6.16	Closing Account	24
6.17	No Adverse Change	24
6.18	Foreign Exchange Registration by Kinko	24
6.19	Annual Review and Examination of Kinko	24
6.20	Capital Verification Report	24
6.21	Indemnification Agreement with the Series B Director	25
6.22	SAFE Registration under Circular 75	25
7.	Conditions of the Company’s Obligations at Closing	25
7.1	Representations and Warranties	25
8.	Confidentiality	25
8.1	Disclosure of Terms	25
8.2	Permitted Disclosures	25
8.3	Legally Compelled Disclosure	26
8.4	Other Exceptions	26
8.5	Press Releases, Etc.	26
8.6	Other Information	27
9.	Undertakings	27
9.1	Use of Proceeds from the Sale of Series B Preferred Shares	27
9.2	Compliance by Founders	27
9.3	Compliance by Company Group	27
9.4	Filing of Memorandum and Articles	27
9.5	Offshore Reorganization	27
9.6	Social Insurance	28
9.7	Employee Stock Option Plan	28
9.8	Shareholding Percentage Adjustment Based on Year 2008 Net Earnings or IPO Price	28
10.	Miscellaneous	29
10.1	Survival of Representations and Warranties	29
10.2	Successors and Assigns	30
10.3	Indemnity	30
10.4	Subsequent Investment	31
10.5	Governing Law	31
10.6	Counterparts	31
10.7	Titles and Subtitles	31
10.8	Notices	32
10.9	Transaction Fees and Other Expenses	32
10.10	Amendments and Waivers	32
10.11	Severability	32

ii

10.12	Entire Agreement	32
10.13	Dispute Resolution	33
10.14	Rights Cumulative	34
10.15	Interpretation	34
10.16	No Waiver	34
10.17	No Presumption	34
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3
SCHEDULE 4
EXHIBIT A-1
EXHIBIT A-2
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E
EXHIBIT F

iii

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 18, 2008, by and among the parties as follows:

(1)	PAKER TECHNOLOGY LIMITED ( , the “Company”), a company duly incorporated and validly existing under the Laws of Hong Kong Special Administrative Region (“Hong Kong”);

(2)	LI Xiande, CHEN Kangping and LI Xianhua (each a citizen of the People’s Republic of China (the “PRC”) (collectively the “Founders” and each, a “Founder”);

(3)	WEALTH PLAN INVESTMENTS LIMITED (“Wealth Plan”), a company duly incorporated and validly existing under the Laws of British Virgin Islands;

(4)	JIANGXI KINKO ENERGY CO., LTD. ( , “Kinko”), a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC;

(5)	FLAGSHIP DESUN SHARES CO., LTD. (“Flagship”), a company duly incorporated and validly existing under the Laws of Hong Kong;

(6)	EVERBEST INTERNATIONAL CAPITAL LIMITED (“Everbest”, collectively with Flagship, “Series A Shareholders”), a company duly incorporated and validly existing under the Laws of Hong Kong;

(7)	SCGC CAPITAL HOLDING COMPANY LIMITED (“SCGC”), a company duly incorporated and validly existing under the Laws of British Virgin Islands;

(8)	CIVC INVESTMENT LTD (“CIVC”), a company duly incorporated and validly existing under the Law of Cayman Islands;

(9)	PITANGO VENTURE CAPITAL FUND V, L.P. and PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P. (together known as “Pitango”), limited partnerships under the Laws of Cayman Islands;

(10)	TDR INVESTMENT HOLDINGS CORPORATION (“TDR”), a company duly incorporated and validly existing under the Law of British Virgin Islands; and

(11)	NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED (“New Goldensea”, and collectively with SCGC, CIVC, Pitango and TDR, known as the “Series B Investors”, and each, a “Series B Investor”), a company duly incorporated and validly existing under the Law of Hong Kong.

Each of the Company, the Founders, Wealth Plan, Kinko, the Series A Shareholders and the Series B Investors shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company is a limited liability company incorporated under the Laws of Hong Kong. As of the date hereof, the Company has an authorized capital of HK$10,000.00, divided into 10,000,000 shares of par value HK$0.001 each, of which, a total of 9,892,497 shares are designated as ordinary shares (“Ordinary Shares”) and a total of 107,503 shares are designated as Series A Preferred Shares (“Series A Preferred Shares”);

B.	As of the date hereof, LI Xiande, CHEN Kangping, LI Xianhua and Wealth Plan hold 500,000, 300,000, 200,000 and 14,629 Ordinary Shares respectively;

C.	As of the date hereof, Flagship and Everbest hold 67,263 and 40,240 Series A Preferred Shares, respectively; and

D.	The Series B Investors wish to subscribe for from the Company, and the Company wishes to issue and allot to the Series B Investors, an aggregate of 148,829 Series B Preferred Shares of the Company pursuant to the terms and subject to the terms and conditions of this Agreement.

WITNESSETH

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Definitions.

Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1 attached hereto.

2.	Purchase and Sale of Series B Preferred Shares; Closing.

2.1	Authorization.

As of the Closing, the Company shall have an authorized share capital of HK$10,000, consisting of 9,743,668 Ordinary Shares of HK$0.001 each, 107,503 Series A Preferred Shares of HK$0.001 each and 148,829 Series B Preferred Shares of HK$0.001 each. As of the Closing, the Company shall have authorized (a) the issuance at the Closing, pursuant to the terms and conditions of this Agreement, of 148,829 Series B Preferred Shares to the Series B Investors, having the rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles, (b) the reservation of at least 107,503 Ordinary Shares for the conversion of the Series A Preferred Shares, and (c) the reservation of at least 148,829 Ordinary Shares for the conversion of the Series B Preferred Shares.

2.2	Issuance of Series B Preferred Shares.

(i)

Subject to the terms and conditions of this Agreement, at the Closing, each of the Series B Investors agrees to, severally and not jointly, subscribe for, and the Company agrees to issue and allot to such Series B Investors Series B Shares as set forth opposite to their names on Schedule 2, an aggregate of 148,829 Series B Preferred Shares, par value HK$0.001 per share, each having the rights and privileges as set forth in the Memorandum and Articles (the “Series B Preferred Shares”), at a per share issue price of US$236.513 for an aggregate amount of consideration of US$35,200,000 (the “Series B Purchase Price”), to be paid in accordance with this Section 2.2.

(ii)	Each of the Founders, Wealth Plan and the Series A Shareholders hereby waives any pre-emptive rights or rights of first refusal if any that such Founder, Wealth Plan and such Series A Shareholder has with regard to the issuance and allotment of Series B Preferred Shares pursuant to this Section 2.2.

(iii)	SCGC agrees to transfer its part of the Series B Purchase Price as set forth opposite to its name on Schedule 2 to the Company Closing Account on or before September 3, 2008.

(iv)	CIVC and Pitango agree to transfer their part of the Series B Purchase Price as set forth opposite to their names on Schedule 2 to the Company Closing Account on or before August 27, 2008.

(v)	Before or at the Closing, TDR and New Goldensea shall deposit their respective part of the Series B Purchase Price as set forth opposite to their names on Schedule 2 to the Company Closing Account by wire transfer of immediately available U.S. dollar funds.

2.3	Closing.

(i)

Subject to the satisfaction or waiver of each condition to the Closing set forth in Section 6 and Section 7, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, the issue and allotment of the Series B Preferred Shares hereunder shall take place at the offices of Baker & McKenzie, 14th Floor Hutchison House, 10 Harcourt Road, Central, Hong Kong on or before September 18, 2008 (which time, date and place are designated as the “Closing”). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

(ii)

At the Closing, the Company shall (A) deliver a counterpart of the Shareholders Agreement in the form attached hereto as Exhibit B executed by the Company, the Founders, Kinko, Wealth Plan and the Series A Shareholders to each of the Series B Investors; (B) deliver to each of the Series B Investors a share certificate representing the Series B Preferred Shares subscribed by such Series B Investors, (C) cause the Company’s register of members to be updated to reflect the Series B Preferred Shares subscribed and purchased by the Series B Investors; (D) cause the register of directors of the Company to be updated to reflect the director designated by the Series B Investors; (E) deliver to the Series B Investors a copy of the Company’s Board resolutions regarding (i) the allotment of Series B Preferred Shares to the Series B Investors and (ii) the appointment of directors of the Company and of members of the financial committee and executive committee of the Company; (F) deliver to the Series B Investors a copy of the resolutions of the members of the

Company regarding the approval for the classification of shares of the Company into Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares and (ii) the adoption of the Memorandum and Articles as set forth in the forms attached here to as Exhibit A-1 and Exhibit A-2.

(iii)	At the Closing, the Series B Investors shall deliver an executed counterpart of the Shareholders Agreement in the form attached hereto as Exhibit B to the Company, the Founders, Kinko, Series A Shareholders and Wealth Plan.

2.4	Termination of Agreement.

This Agreement may be terminated before the Closing as follows:

(i)	at the election of the Series B Investors or the Company, after the date of September 25, 2008 or another date to be mutually agreed by the Parties (the “Termination Date”), if the Closing shall not have occurred on or before such date;

(ii)	by mutual written consent of each of the Parties as evidenced in writing signed by each of the Parties;

(iii)	by the Series B Investors in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Company, the Founders, Kinko or Series A Shareholders;

(iv)	by the Company in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Series B Investors;

(v)	by the Series B Investors in the event that the results of the business, legal and financial due diligence review are unsatisfactory to the Series B Investors; or

(vi)	by the Series B Investors in the event of any discrepancy that has a material adverse impact on the interest of the Series B Investors between the Registration Statement submitted to the SEC as confidential filing and this Agreement.

In the event of termination by any Party pursuant to this Section 2.4, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the issue and subscription of the Series B Preferred Shares hereunder shall be terminated.

2.5	Effect of Termination.

(i)

In the event that this Agreement is validly terminated prior to the Closing pursuant to Section 2.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company, the Founders, Kinko, Wealth Plan, Series A

Shareholders or the Series B Investors; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination. Notwithstanding the above, if the Series B Investors have paid the Series B Purchase Price pursuant to Section 2.2(iii), (iv) and (v) hereof, the Company shall return to the Series B Investors the full amount of such payment made by the Series B Investors as soon as commercially practicable, but nevertheless within ten (10) Business Days of the Termination Date, provided that in such case, the Company shall be liable for the interest at the prevailing bank deposit rate of the same period.

(ii)	The provisions of this Section 2.5, Section 8, Section 10.8 and Section 10.13 hereof shall survive any termination of this Agreement.

3.	Representations and Warranties of the Company, the Founders and Kinko.

The Company, Kinko, and, to the extent only specifically set out herein, the Founders, jointly and severally, represent and warrant to the Series B Investors that the statements contained in this Section 3 are true, correct and complete with respect to each member of the Company Group, on and as of the Execution Date and the Closing Date, except as set forth on the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”), which exceptions shall be deemed to modify the following representations and warranties. The Series B Investors acknowledge that the Disclosure Schedule may be revised and delivered to the Series B Investors prior to Closing. In the event that any such revision reflects a Material Adverse Effect in relation to any member of the Company Group, the Series B Investors shall not be obligated to proceed with the Closing. In the event that the Series B Investors elect to proceed with the Closing, it will be deemed to waive their rights to sue the Company, the Founders or any member of the Company Group or seek indemnification for any losses suffered as a result of such Material Adverse Effect.

3.1	Organization, Good Standing; Due Authorization.

Each member of the Company Group is duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such Person.

3.2	Authorization; Consents.

Each of the Company, the Founders and Kinko has all requisite legal and corporate power, and has taken all corporate action necessary, for each to properly and legally authorize, execute and deliver this Agreement and each of the Transaction Documents to which he/she/it is a party, and to carry out his/her/its respective obligations hereunder and thereunder. The authorization of all of (A) the Series B Preferred Shares being issued and sold under this Agreement and (B) the Ordinary Shares issuable upon conversion of the Series B Preferred Shares has been taken or will be taken prior to the Closing. This Agreement, each of the Transaction

Documents to which the Company, the Founder and/or Kinko is a party, when executed and delivered by the Company, the Founders and/or Kinko, will constitute the valid and legally binding obligation of the Company, the Founders and/or Kinko, as the case may be, and enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Series B Preferred Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained or will be obtained prior to the Closing from the holders thereof. For the purpose only of this Agreement, “reserve”, “reservation” or similar words with respect to a specified number of Series B Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

3.3	Valid Issuance of Series B Preferred Shares; Consents.

(i)	The Series B Preferred Shares, when issued and sold to the Series B Investors in accordance with the terms of this Agreement, and the Conversion Shares, when issued upon conversion of the Series B Preferred Shares, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws). The Ordinary Shares issuable upon conversion of the Series B Preferred Shares, when issued and sold to the Series B Investors in accordance with the terms of this Agreement and other relevant documents, have been or at the time of Closing will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws or the Shareholders Agreement).

(ii)	Except as set forth in Section 3.3(ii) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by the Transaction Documents.

(iii)	Subject to the truth and accuracy of the Series B Investor’s representations set forth in Section 5 of this Agreement, the offer, sale and issuance of all Series B Preferred Shares and Conversion Shares as contemplated by this Agreement and the Ancillary Agreements, are exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable securities laws.

(iv)	Except as contemplated under the Transaction Documents, all presently outstanding Ordinary Shares and Series A Preferred Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

3.4	Capitalization and Voting Rights.

(i)	The Corporate Chart sets forth the complete and accurate shareholding structure of the Company Group, including but not limited, to: (i) all record and beneficial owners of each member of the Company Group; and, (ii) all share capital or registered capital holdings of each member of the Company Group. Except as set forth in Section 3.4 of the Disclosure Schedule, all share capital or registered capital of each member of the Company Group have been duly and validly issued (or subscribed for) and fully paid and are non-assessable. Except as disclosed in Section 3.4 of the Disclosure Schedule, all share capital or registered capital of each member of the Company Group is free of Liens and any restrictions on transfer (except for any restrictions on transfer under applicable laws and the Shareholders Agreement). No share capital or registered capital of any member of the Company Group was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.4 of the Disclosure Schedule and as contemplated under this Agreement or the Ancillary Agreements, (i) there are no resolutions pending to increase the share capital or registered capital of any member of the Company Group; (ii) there are no outstanding options, warrants, proxy agreements, preemptive rights or other rights relating to the share capital or registered capital of any member of the Company Group, other than as contemplated by this Agreement; (iii) there are no outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any member of the Company Group; (iv) there are no dividends which have accrued or been declared but are unpaid by any member of the Company Group; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group.

(ii)	Immediately prior to the Closing, the authorized capital of the Company shall consist of:

(a)	Ordinary Shares. A total of 9,892,497 authorized Ordinary Shares, of which 1,014,629 Ordinary Shares are issued and outstanding.

(b)	Series A Preferred Shares. A total of 107,503 Series A Preferred Shares, of which 107,503 Series A Preferred Shares are issued and outstanding.

(c)	Options, Reserved Shares. The Company has authorized sufficient Ordinary Shares for issuance upon conversion of the Series B Preferred Shares. Except for (i) the conversion privileges of the Series A Preferred Shares, (ii) the conversion privileges of the Series B Preferred Shares set forth herein, and (iii) options that may be granted under the long term incentive plan to be adopted by the Company, there are no options, warrants, reserved shares, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company before the Closing. Apart from the exceptions noted in this Section 3.4 and the Ancillary Agreements, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any participation rights, rights of first refusal or other rights to purchase such shares.

(d)	Except as set forth above and except for (i) the conversion privileges of the Series A Preferred Shares, (ii) the conversion privileges of the Series B Preferred Shares set forth herein, and (iii) certain rights provided in the Ancillary Agreements, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its Equity Securities. The Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any Equity Securities of the Company.

(iii)	The capitalization table attached hereto as Exhibit D sets forth an accurate and complete list of all of the holders (assuming the consummation of and upon the Closing pursuant hereto) of the Company’s Equity Securities with reasonable detail and includes all outstanding shares of the Company as well as all securities that are convertible into, or exercisable for shares of the Company as of the date hereof and on a pro-forma basis, giving effect to the Closing.

3.5	Tax Matters.

Except as disclosed in Section 3.5 of the Disclosure Schedule:

(i)	The provisions for taxes as shown on the balance sheet included in the Financial Statements (as defined in Section 3.7 below) are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Company Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Each member of the Company Group has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each member of the Company Group has paid all taxes that have become due, except where the failure to make such payment would not cause a Material Adverse Effect. There are in effect no waivers of applicable statutes of limitation with respect to taxes for any year, except as disclosed.

(ii)	No member of the Company Group is, or (without taking into account the transactions contemplated in this Agreement or the Shareholders Agreement) expects to become, a “controlled foreign corporation” within the meaning of Section 957 of the Code. The Company does not expect to be a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for 2008 or for any subsequent year.

(iii)	No shareholder of any member of the Company Group, solely by virtue of his/her/its status as shareholder of such member of the Company Group, has personal liability which, under local law, may result in the debts and claims of such member of the Company Group. There has been no communication from any tax authority relating to or affecting the tax clarification of any member of the Company Group, except as disclosed.

3.6	Books and Records.

Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with generally accepted accounting principles in the PRC, Hong Kong or U.S.

3.7	Financial Statements.

The Company has delivered to the Series B Investors, (a) the audited consolidated financial statements (including income statement, balance sheet and cash flow statement) of the Company Group for the fiscal year ended December 31, 2007 prepared by the Auditor in accordance with US GAAP, and (b) the unaudited consolidated financial statements (including income statement, balance sheet and cash flow statement) of the Company Group for the period commencing from January 1, 2008 and ended on June 30, 2008 (the “Statement Date”) prepared by the Company in accordance with US GAAP (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of the Company Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes.

3.8	Changes.

Since the Statement Date, except as contemplated by this Agreement, the Offshore Reorganization or as set out in Section 3.8 of the Disclosure Schedule or the Financial Statements, there has not been:

(i)	any change in the assets, liabilities, financial condition or operations of any member of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or other changes which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(ii)	any resignation or termination of any Key Employee of any member of the Company Group;

(iii)	any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except those made in the ordinary course of business or those that are not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

(iv)	any change, amendment to or termination of a Material Contract (as defined below in Section 3.11(i)) other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(v)	any material change in any compensation arrangement or agreement with any Key Employee of any member of the Company Group;

(vi)	any sale, assignment or transfer of any Intellectual Property of any member of the Company Group, other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(vii)	any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any member of the Company Group other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the board of directors of such Person;

(viii)	any failure to conduct business in the ordinary course, consistent with such member of the Company Group’s past practices which would have a Material Adverse Effect on any member of the Company Group;

(ix)	any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;

(x)	any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any member of the Company Group;

(xi)	any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.8 except pursuant to this Agreement, the Ancillary Agreements and the Offshore Reorganization;

(xii)	any incurrence or commitment to incur any indebtedness for money borrowed in excess of US$150,000 individually or in the aggregate that is currently outstanding;

(xiii)	any loan or commitment to make any loans or advances to any individual, other than prepayment in the ordinary course of business, ordinary advances for travel or other bona fide business-related expenses;

(xiv)	waiver or commitment to waive any material right of value.

3.9	Litigation.

To the best knowledge of the Company and the Company Group, there is no action, suit, or other court proceeding pending or threatened, against any member of the Company Group which involves an amount in dispute exceeding US$150,000. To the best knowledge of the Company and Kinko, there is no investigation pending or threatened in the PRC or Hong Kong against any member of the Company Group. To the best knowledge of the Company and Kinko, there is no action, suit, proceeding or investigation pending or threatened in the PRC or Hong Kong against any Key Employee of any member of the Company Group in connection with their respective relationship with such Person, as the case may be. To the best knowledge of the Company and the Company Group, there is no judgment, decree, or order of any court in the PRC or Hong Kong in effect and binding of any member of the Company Group or its assets or properties. There is no court action, suit, proceeding or investigation by any member of the Company Group which such Person intends to initiate against any third party. No Government Authority has at any time materially challenged or questioned in writing the legal right of any member of the Company Group to conduct its business as presently being conducted.

3.10	Liabilities.

Except as set forth in Section 3.10 of the Disclosure Schedule or arising under the instruments set forth in Section 3.11 of the Disclosure Schedule, any member of the Company Group has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$150,000 in the aggregate.

3.11	Commitments.

(i)	Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of the Company Group is bound that involve (a) obligations (contingent or otherwise) or payments to any member of the Company Group in excess of US$2,000,000 concerning the normal business of any member of the Company Group and (b) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group in excess of US$250,000 (collectively, the “Material Contracts”) and (c) any other Contracts that affect the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including any Contract having an effective term of more than one (1) year or payments in excess of US$150,000.

(ii)

Except as set forth in Section 3.11 of the Disclosure Schedule and except for this Agreement or the Ancillary Agreements, there are no Contracts of any member of the Company Group containing covenants that in any material way purport to restrict the business activity of such member of the Company Group or limit in any material respect the freedom of such member of the Company Group to engage in any line of business that it is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect such member of the Company Group to share, license or develop any product or technology.

(iii)	Except as disclosed in Section 3.11 of the Disclosure Schedule, all of the Material Contracts are valid, subsisting, in full force and effect and binding upon the respective member of the Company Group and to the other parties thereto except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iv)	Except as disclosed in Section 3.11 of the Disclosure Schedule, each member of the Company Group has in all material respects satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. The Company, and Kinko are not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.

(v)	Except as disclosed in Section 3.11 of the Disclosure Schedule, no member of the Company Group has given to, or received from, any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

3.12	Compliance with Laws.

Except as disclosed in Section 3.12 of the Disclosure Schedule:

(i)	Each of the Founders or any member of the Company Group is in compliance with all Laws or regulations that are applicable to it, or to the conduct or operation of its business or the ownership or use of any of his/her/its assets or properties.

(ii)

No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Founder or any member of the Company Group of, or a failure on the part of any Founder or any member of the Company Group to comply with, any Law or regulation applicable to such Founder or member of the Company Group, or (b) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by such Founder or member of the Company Group that, individually or in the aggregate, would not result in any Material Adverse Effect on such entity.

(iii)	No Founder or member of the Company Group has received any written notice from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of any Founder or member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iv)	To the Company’s, the Founders’ and Kinko’s best knowledge, no Founder or member of the Company Group, nor any director, agent, employee or any other person acting for or on behalf of any member of the Company Group, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise, (A) to obtain favorable treatment in securing business for any member of the Company Group, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any member of the Company Group, in each case which would have been materially in violation of any applicable Law or (b) established or maintained any fund or assets in which any member of the Company Group shall have proprietary rights that have not been recorded in the books and records of such Person.

(v)	All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Company Group and each of the Founders in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing. The Founders have obtained all approvals and registration required by the Laws of the PRC.

(vi)	Each of full time employees of Kinko has entered into an employment agreement with Kinko in accordance with PRC Law.

3.13	Title; Liens; Permits.

Except as disclosed in Section 3.13 of the Disclosure Schedule:

(i)

Each member of the Company Group has good and marketable title to all the tangible properties and assets reflected in its books and records, whether real, personal, or mixed, purported to be owned by such Person, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets it leases, each member of the Company Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any

Liens, other than Permitted Liens. Each member of the Company Group owns or leases all tangible properties and assets necessary to conduct in all material respects its business and operations as presently conducted.

(ii)	Each member of the Company Group has all material franchises, authorizations, approvals, permits, certificates and licenses (“Permits”) necessary for its business and operations as now conducted or planned to be conducted under the Corporate Chart, the Business Plan and current budget, and believes that each member of the Company Group can renew and continue to hold such Permits without undue burden or expense, including but not limited to any special approval or permits required under the Laws of the PRC for Kinko to engage in its business. No member of the Company Group is in default in any material respect under any such Permits.

3.14	Subsidiaries.

Except as indicated under the Corporate Chart, no member of the Company Group owns or Controls, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement. In accordance with FIN 46R, as disclosed in the draft Registration Statement which was provided to the Series B Investors on August 17, 2008, the Company consolidates the financial statements and results of all of the VIEs.

3.15	Compliance with Other Instruments.

Except as disclosed in Section 3.15 of the Disclosure Schedule:

(i)	No member of the Company Group is in violation, breach or default of its articles of association except for such violation, breach or default that would not result in a Material Adverse Effect on such member. The execution, delivery and performance by any member of the Company Group of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the articles of association of any member of the Company Group, (b) any Material Contract, (c) any judgment, order, writ or decree or (d) to the best knowledge of the Company, the Founder and Kinko, any applicable Law.

(ii)	The execution and delivery of this Agreement do not, and the performance by the Founders of the transactions contemplated hereby or thereby will not violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which any of the Founders is a party or by which such Founder may be bound except for violation, breach or default that would not result in a Material Adverse Effect on such member.

3.16	Related Party Transactions.

Except as set forth in Section 3.16 of the Disclosure Schedule, no Founder, officer or director of any member of the Company Group or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of the Company Group, nor is any member of the Company Group materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as disclosed in Section 3.16 of the Disclosure Schedule, no Related Party has any material direct or indirect ownership interest in any firm or corporation with which any member of the Company Group is affiliated or with which any member of the Company Group has a business relationship, or any firm or corporation that competes with any member of the Company Group (except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). Except as disclosed in Section 3.16 of the Disclosure Schedule, no Related Party has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to any member of the Company Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which any member of the Company Group is a party or by which it may be bound or affected. For purposes of this Section 3.16 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000. In accordance with FIN 46R, as disclosed in the draft Registration Statement which was provided to the Series B Investor on August 17, 2008, the Company consolidates the financial statements and results of all of the VIEs.

3.17	Finder’s Fee.

The Company shall pay a finder’s fee of US$750,000 to Energy Spread Limited Company for its services in relation to the investment by the Serious B Investors, provided that such finder’s fee is only recorded in the balance sheet of the Company and does not affect the income statement or profit of the Company of 2008.

3.18	Intellectual Property Rights.

Except as disclosed in Section 3.18 of the Disclosure Schedule:

(i)

Each member of the Company Group owns or otherwise has the right or license to use all Intellectual Property material to their business as currently conducted without any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens except where any non-compliance with this subsection would not result in any Material Adverse Effect. Section 3.18(i) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by all members of the Company Group, whether registered or not, and a complete and accurate list of all licenses granted by any member of the Company Group to any third party with respect to any Intellectual Property. There is no pending or threatened, claim or litigation against any member of the Company Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of each member of the Company Group, including the Founders, and related in all its material aspects to the businesses of such Person were “works for hire,” and all right, title, and interest therein, including any applications therefore, have been or will be transferred and assigned to such member of the Company Group.

(ii)	No proceedings or claims in which any member of the Company Group alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by a member of the Company Group.

(iii)	None of the Key Employees or employees of any member of the Company Group or the Founders is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any member of the Company Group as presently conducted. To the best knowledge of the Company and Kinko, it will not be necessary to utilize in the course of the any member of the Company Group’s business operations any inventions of any of the employees of any member of the Company Group made prior to their employment by such member of the Company Group, except for inventions that have been validly and properly assigned or licensed to such member of the Company Group as of the date hereof.

(iv)	Each member of the Company Group has taken necessary security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

3.19	Entire Business.

Except as disclosed in Section 3.19 of the Disclosure Schedule, there are no material facilities, services, assets or properties shared with any entity other than the members of the Company Group which are used in connection with the business of any member of the Company Group.

3.20	Labor Agreements and Actions.

Except as required by Law or as set forth in Section 3.20 of the Disclosure Schedules, no member of the Company Group is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Except as disclosed in Section 3.20 of the Disclosure Schedule, each member of the Company Group has complied in all material respects with all applicable Laws related to employment, and no member of the Company Group has any union organization activities, threatened or actual strikes or work stoppages or material grievances. Except as required by law, no member of the Company Group is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.

3.21	Business Plan and Budget.

The Founders have delivered to the Series B Investors on or before the Closing a business plan and budget for the twelve months following the Closing (the “Business Plan”). Such Business Plan was prepared in good faith based upon assumptions and projections which the Founders believe are reasonable and not materially misleading.

3.22	Environmental and Safety Laws.

Except as disclosed in Section 3.22 of the Disclosure Schedule, none of the Company Group is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety which would have a Material Adverse Effect on any member of the Company Group and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.23	Disclosure.

No representation or warranty of the Company, the Founders or Kinko contained in this Agreement (including the Disclosure Schedule), the Ancillary Agreements, or any certificate furnished or to be furnished to the Series B Investors at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.24	Exempt Offering

Assuming the accuracy of the representations and warranties of the Series B Investors, the offer and sale of the Series B Preferred Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the issuance of the Conversion Shares in accordance with the Memorandum and Articles, will be exempt from such registration requirements.

3.25	Representations and Warranties Relating to the Founders

Except for those set forth in Section 3.25 of the Disclosure Schedule:

(i)	Each Founder has the legal right and full power to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with the Transaction Documents.

(ii)

Except for the Company Group, Desun Energy Co., Ltd., Greencastle International Limited, Wholly Globe Investments Limited, Yale Pride Limited, Peaky Investments Limited and Brilliant Win Holdings Limited, none of the Founders presently owns or Controls, and will as of the Closing own or Control, directly or indirectly, more than 3% of the entire issued and outstanding shares of a listed company or any interest in any other corporation, partnership, trust, joint venture, association, or other entity, and none of such Founder is a director, supervisor, a member of the senior management, general partner, trustee or Controlling person of any entity, or own or Control any interest in any entity competing with, or any material supplier or customer of, any member of Company Group.

(iii)	None of the Founders presently and will as of the Closing, own, manage, operate, finance, join, or Control, or participate in the ownership, management, operation, financing or Control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes directly with the principal business conducted by the Company Group or with which a Company Group has a material business relationship.

(iv)	There is no action, suit, proceeding, claim, arbitration or investigation pending in PRC or Hong Kong against any of the Founders in connection with his involvement with any member of the Company Group. No Founder is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which a Founder intends to initiate in connection with his involvement with any member of the Company Group.

4.	Representations and Warranties of the Series A Shareholders.

The Series A Shareholders hereby represent and warrant to the Series B Investors that the statements contained in this Section 4 with respect to the Series A Shareholders are correct and complete as of the Execution Date and on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

(i)	Each Series A Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

(ii)	Each Series A Shareholder has all requisite legal and corporate power and authority, and has taken all corporate action necessary to properly and legally authorize, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its respective obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Series A Shareholders, will constitute valid and legally binding obligations of the Series A Shareholders, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Law of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Law relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii)	The Series A Preferred Shares have been acquired or accepted for investment purposes for each Series A Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Series A Shareholder does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Series A Shareholders further represent that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Series A Preferred Shares and have not solicited any Person for such purpose. There is no contract or arrangement pursuant to which the equity interest, ownership or Control of the Series A Shareholders will be transferred.

(iv)	Each Series A Shareholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(v)	The Series A Shareholder is not a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act.

5.	Representations and Warranties of the Series B Investors.

Each Series B Investor hereby represents and warrants to the Company and the Founders that the statements contained in this Section 5 with respect to the Series B Investors are correct and complete as of the Execution Date and on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

(i)	Each Series B Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

(ii)	Each Series B Investor has the financial capability and other resources necessary for the consummation of the transaction contemplated in this Agreement and as of the Closing Date it will provide the Company with all the corporate documents as listed in Schedule 3.

(iii)	Each Series B Investor has all requisite legal and corporate power and authority, and has taken all corporate action necessary to properly and legally authorize, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its respective obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Series B Investors, will constitute valid and legally binding obligations of the Series B Investors, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Law of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Law relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iv)

The Series B Preferred Shares will be acquired or accepted for investment purposes for each Series B Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and no Series B

Investor has any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Series B Investors further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Series B Preferred Shares and has not solicited any Person for such purpose. There is no contract or arrangement pursuant to which the equity interest, ownership or Control of Series B Investors will be transferred.

(v)	The Series B Investors understand and acknowledge that the offering of the Series B Preferred Shares will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Series B Investors’ representations in this Agreement. The Series B Investors further understand that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.

(vi)	Each Series B Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(vii)	The Series B Investors understand that the Series B Preferred Shares have been sold in an offshore transaction and accordingly have not been, and will not be, registered under the Securities Act in reliance on the exemption from registration provided by Regulation S under the Securities Act, and may not be resold, pledged or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable laws of any state of the United States of America, or (iii) outside the United States of America in an offshore transaction in compliance with Regulation S under the Securities Act. The Series B Investors acknowledge that the Company has no obligation to register or qualify the Series B Preferred Shares, or the Ordinary Shares into which they may be converted, for resale except as set forth in the Shareholders’ Agreement. The Series B Investors further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series B Preferred Shares, and on requirements relating to the Company which are outside the Series B Investors’ control, and which the Company is under no obligation and may not be able to satisfy. The Series B Investors understands that this offering is not intended to be part of the public offering, and that the Series B Investors will not be able to rely on the protection of Section 11 of the Securities Act.

(viii)	None of the Series B Investors is a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act.

(ix)	The Series B Investors understand that the certificates evidencing the Series B Preferred Shares and the Conversion Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

6.	Conditions of the Series B Investor’s Obligations at Closing.

The obligations of the Series B Investors under Section 2 of this Agreement, unless otherwise waived in writing by the Series B Investors, are subject to the fulfillment of each of the following conditions on or before the Closing:

6.1	Representations and Warranties.

Except as set forth in the Disclosure Schedule, the representations and warranties of the Company, the Founders and Kinko contained in Section 3 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as if such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

6.2	Performance

The Company, the Founders and Kinko shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him/her/it on or before the Closing.

6.3	Authorizations.

The Company, the Founders and Kinko shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents other than those that by their nature shall be obtained after the Closing, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series B Preferred Shares pursuant to this Agreement and the transactions contemplated by the Corporate Chart. The Series A Shareholders and Wealth Plan shall have given the written waivers of their preemptive rights or right of first refusal with regard to the issuance of the Series B Preferred Shares to the Series B Investors. All such authorizations, approvals, waivers and permits shall be effective as of the Closing.

6.4	Closing Certificate.

The director of the Company shall have executed and delivered to the Series B Investors at the Closing a certificate of the Company (i) stating that the conditions specified in Sections 6.1, 6.2 and 6.3 hereto with respect to the Company and Kinko have been fulfilled, and (ii) attaching thereto a true and complete copy of (A) the Memorandum and Articles as then in effect and (B) all resolutions of the Company’s shareholders and Board of Directors approving the transactions contemplated hereby.

6.5	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Series B Investors, and the Series B Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

6.6	Shareholders Agreement

The Shareholders Agreement shall have been duly executed by the Company, the Founders, Kinko, Wealth Plan and the Series A Shareholders in the form attached hereto as Exhibit B.

6.7	Memorandum and Articles.

The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

6.8	Legal Opinions.

The Series B Investors shall have received from Chen & Co. Law Firm, the PRC counsel to the Company Group, an opinion, dated as of the Closing, satisfactory to the Series B Investors. The Series B Investors shall have received from Baker & McKenzie, the Hong Kong legal counsel to the Company, an opinion, dated as of the Closing, satisfactory to the Series B Investors.

6.9	Completion of Due Diligence.

The Series B Investors shall have satisfactorily completed their business, legal and financial due diligence review, including but not limited to the receipt by the Series B Investors of the Financial Statements, with respect to each member of the Company Group, at the Company’s expense, and shall have confirmed completion of such due diligence in writing to the Company.

6.10	Submission of the Estimated Profit and Loss Statement of the Company for 2008.

The Series B Investors shall have been provided and satisfied with the estimated profit and loss statement of the Company for 2008 on or before the Closing.

6.11	Investment Committee Approval.

The Series B Investors’ investment committees have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and such approval remains valid at the Closing Date.

6.12	Employment Agreements.

Each of the Key Employees as listed in Exhibit F and the Founders who are also employees of the Company Group shall have entered into an employment agreement with the Company or a member of the Company Group in compliance with applicable laws and regulations, and such employment agreements shall have a term of not less than three (3) years after the Qualified IPO. Substantially all of the full time employees of the Company Group who have been employed by the Company Group on a full time basis for not less than one month shall have entered into employment agreements that are in compliance with applicable PRC laws with Kinko.

6.13	Non-Competition Agreement and Confidentiality Agreement, Proprietary Information and Inventions Assignment Agreement.

Each of the Key Employees as listed in Exhibit F and the Founders who are also employees of the Company Group shall have entered into a Non-Competition Agreement and Confidentiality Agreement with the member of the Company Group to which he or she has employment or service relationship, in which such employee shall undertake to the Company and the Series B Investors that he or she will not directly or indirectly get involved in any business competing with any member of the Company Group, and will devote his or her working time and attention exclusively to the business of the Company Group and use his or her best efforts to promote the interest of the Company’s shareholders until at least three (3) years after the Qualified IPO, each case in a form acceptable to the Series B Investors. Each of the Key Employees and the Founders shall have entered into a Proprietary Information and Inventions Assignment Agreement with the Company on terms and conditions satisfactory to the Series B Investors.

6.14	Financial Committee.

The Board of Director of the Company shall have established a financial committee (the “Financial Committee”), which shall consist of five (5) members, including one (1) director nominated by Flagship, one director nominated by SCGC or CIVC and three (3) directors nominated by the Founders. CIVC and Pitango may designate two observers, and TDR may designate one observer, to attend the meetings of the Financial Committee without voting rights. The Financial Committee shall be responsible for supervising the finance and accounting of the Company Group, including but not limited to budget, Related Party transactions, employee welfare planning and conducting internal audit provided however, that all actions of the Financial Committee relating to matters set out in Section 14.8 of the Shareholders Agreement shall require the affirmative vote of the director nominated by the Series B Investors. The Financial Committee shall meet on a regular basis at least once every quarter.

6.15	Executive Committee.

The Board of Directors of the Company shall have established an executive committee (the “Executive Committee”), which shall consist of five (5) members, including one (1) director nominated by Flagship, one (1) director nominated by SCGC or CIVC and all the key management members designated by the Board of Directors, and the chairman of the Executive Committee shall be appointed by the Board of Directors. The three observers designated by CIVC, Pitango and TDR may attend the meetings of the Executive Committee without voting rights. The authority of the Executive Committee shall be determined by the Board of Directors, which shall, amongst others, include the authority of providing guidance, supervision and support to the management team of the Company Group, assessing the management team’s performance and conducting other activities in relation to the Company Group’s business operations. The Executive Committee shall meet on a regular basis at least once every month.

6.16	Closing Account.

The Company shall have opened and maintained the Company Closing Account.

6.17	No Adverse Change.

There shall be no Material Adverse Effect on the Company or Company Group.

6.18	Foreign Exchange Registration by Kinko.

Kinko shall have fulfilled its foreign exchange registration proceedings with the competent SAFE so as to reflect its approved registered capital increase in such a manner satisfactory to the Series B Investors.

6.19	Annual Review and Examination of Kinko.

Kinko shall have passed its annual review and examination for Year 2007.

6.20	Capital Verification Report.

The Series B Investors shall have received the capital verification report of Kinko showing the paid-up registered capital of Kinko.

6.21	Indemnification Agreement with the Series B Director.

At the Closing, the Company shall have entered into an indemnification agreement with the Company’s director appointed by the Series B Investors, on terms and conditions satisfactory to the Series B Investors.

6.22	SAFE Registration under Circular 75.

The Founders shall have obtained all approvals and registration required by the State Administration of Foreign Exchange (the “SAFE”) under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents issued by the SAFE on October 21, 2005 (“Circular 75”) and any of its implementing measures or guidelines, except for the amendments to such registration due to the consummation of the transactions contemplated under this Agreement.

7.	Conditions of the Company’s Obligations at Closing.

The obligations of the Company under Sections 2 of this Agreement, unless otherwise waived in writing by them, are subject to the fulfillment of each of the following conditions on or before the Closing:

7.1	Representations and Warranties.

The representations and warranties of the Series B Investors contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

8.	Confidentiality.

8.1	Disclosure of Terms.

The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

8.2	Permitted Disclosures.

Notwithstanding the foregoing, the Company may disclose (i) the Financing Terms to its bona fide prospective investors, employees, bankers, accountants, and legal counsels in relation to a transaction under Section 10.4, in each case, only where such persons or entities are under appropriate non-disclosure obligations substantially similar to those set forth in this Section 8.2, (ii) the existence of the investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Series B Investors, and (iii) the

Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Series B Investors. The Series B Investors may disclose (i) the existence of the investment and the Financing Terms to any partner, limited partner, former partner, potential partner or potential limited partner of the Series B Investors or other third parties and (ii) the fact of the investment to the public, in each case only if such disclosure is approved in advance in writing by the Company. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.3 below. The Company and the Series B Investors agree that this Agreement and its exhibits and schedules will be filed as exhibits to the Registration Statement on Form F-1 to be filed by the Company with the United States Securities and Exchange Commission (“SEC”) in connection with the Qualified IPO, and available to the public on the SEC’s website.

8.3	Legally Compelled Disclosure.

In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

8.4	Other Exceptions

Notwithstanding any other provision of this Section 8, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted Party.

8.5	Press Releases, Etc.

No announcements regarding the Series B Investor’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Series B Investors and the Company.

8.6	Other Information.

The provisions of this Section 8 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby, including the Term Sheet dated as of August 10, 2008.

9.	Undertakings.

After the Execution Date or the Closing Date (as the case maybe), the Company, the Founders and Kinko agree as follows:

9.1	Use of Proceeds from the Sale of Series B Preferred Shares.

The proceeds from the sale of the Series B Preferred Shares shall be injected by the Company to Kinko for the purchase of raw material and manufacturing equipment.

9.2	Compliance by Founders.

Each of the Founders shall take all necessary actions, at his/her own expenses, to fully comply with all Applicable Laws and the requirements of the Governmental Authorities with respect to his/her direct and indirect holding of Equity Securities in the Company on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE and by other PRC Governmental Authorities or under other Applicable Laws of the PRC in connection therewith).

9.3	Compliance by Company Group.

Each member of the Company Group shall, at its own expenses, fully comply with all Applicable Laws of the jurisdiction of its incorporation as well as all requirements of the competent Government Authorities with respect to their conducting of business, on a continuing basis. The Company shall (i) comply with the US Foreign Corrupt Practices Act, (ii) use its commercially reasonable efforts to avoid PFIC status and minimize the effects of CFC and PFIC status to the extent either one occurs, and (iii) comply with PRC Laws.

9.4	Filing of Memorandum and Articles.

The Company shall duly file the Memorandum and Articles and other necessary regulatory filings with the Registry of Companies in Hong Kong within ten (10) working days after the Closing.

9.5	Offshore Reorganization.

Each of the Founders and the Company undertakes to, and shall procure each member of the Company Group to, take all actions or transactions considered necessary to complete an offshore reorganization within two (2) months of the Execution Date, so as to achieve a shareholding structure as indicated under the Corporate Chart as shown in Exhibit E hereto.

9.6	Social Insurance.

Kinko shall pay the social insurance, welfare funds, medical benefits, retirement benefits, pensions or other insurance and benefits for all of its employees in accordance with, and to the extent required by, the PRC laws and regulations.

9.7	Employee Stock Option Plan.

As soon as reasonably possible after the Closing, the Parties agree to adopt a long-term equity incentive plan pursuant to which options and other equity awards may be granted to the employees, officers, directors or consultants of the Company.

9.8	Shareholding Percentage Adjustment Based on Year 2008 Net Earnings or IPO Price.

(i)	The Company shall deliver to the Series B Investors the Year 2008 Account on or prior to April 1, 2009. If the Year 2008 Net Earnings is (i) less than RMB250 million but greater than RMB200 million or (ii) greater than RMB250 million but not greater than RMB300 million:

(a)	If the Series B Preferred Shares held by the Series B Investors have not been converted into Ordinary Shares at the time of delivery of the Year 2008 Account, the conversion price of the Series B Preferred Shares shall be adjusted so that when the Series B Investors convert all of their Series B Preferred Shares they acquired under this Agreement into Ordinary Shares, such Ordinary Shares shall represent a percentage (rounded to the nearest 2 decimal places) of all of the then outstanding Ordinary Shares and Ordinary Share Equivalents calculated as follows:

N = Investment Amount / Final Post-money Valuation, where:

N = the percentage of the Ordinary Shares held by the Series B Investors after giving effect to the adjustment under this Section 9.8 and subscription for the Series B Preferred Shares as provided herein;

Investment Amount = RMB240,972,160, being the Series B Purchase Price paid by the Series B Investors in US dollar multiplied by 6.8458, the exchange rate between the US dollar and Renminbi agreed to by the Parties hereto.

Final Post-money Valuation = Year 2008 Net Earnings in Renminbi multiplied by 6.6 plus (a) the Investment Amount and (b) RMB166,876,144.

(b)	If all the Series B Preferred Shares held by the Series B Investors have been converted into Ordinary Shares at the time of delivery of the Year 2008 Account, the Founders (on pro rata basis) and Series B Investors (on pro rata basis) shall, within five (5) Business Days, transfer Ordinary Shares among them, so that as the result of such transfer of Ordinary Shares under this Section 9.8 and the subscription for the Series B Preferred Shares as provided herein, the percentage of the total Ordinary Shares held by the Series B Investors shall equal N calculated in subparagraph (a) above.

(c)	The Series B Investors shall not convert any portion of the Series B Preferred Shares into Ordinary Shares unless all of the Series B Preferred Shares held by the Series B Investors are proposed to be converted into Ordinary Shares.

(ii)	If the Year 2008 Net Earnings is less than RMB200 million, it shall, for the purposes of calculating N in Paragraph (i) above, be deemed to be RMB200 million. If the Year 2008 Net Earnings is greater than RMB300 million, it shall, for the purposes of calculating N in Paragraph (i) above, be deemed to be RMB300 million.

(iii)	Any earnings obtained through or as the result of mergers or acquisitions or any extraordinary or non-recurring earnings shall not be counted toward the audited consolidated Year 2008 Net Earnings of the Company for purposes of this Section 9.8. In calculating the Year 2008 Net Earnings of the Company, the costs and expenses incurred by the Company in relation to the investment by the Flagship and Everbest in the Series A Preferred Shares, Series B Investors, any other financing conducted by the Company or the Parent Company and implementing any equity incentive plan including employee stock option plan shall not be deducted from the income of the Company. Year 2008 Net Earnings of the Company shall be rounded to the nearest RMB100,000.

(iv)	If the value of each Ordinary Share issuable upon conversion of the Series B Preferred Shares in connection with a Qualified IPO (“IPO Price Per Share”) is less than 1.5 times the Adjusted Original Series B Preferred Price Per Share (the “Target IPO Price Per Share”), then the Founders ratably shall transfer to the Series B Shareholders a number of Ordinary Shares calculated as:

N = (Target IPO Price Per Share - IPO Price Per Share) X Number of
IPO Price Per Share Series B
Preferred Shares

Adjusted Original Series B Preferred Price Per Share means the Original Series B Preferred Price Per Share of US$236.688, as subsequently adjusted for any events described in Articles 51 and 52 of the Memorandum and Articles.

10.	Miscellaneous.

10.1	Survival of Representations and Warranties

The representations and warranties set forth under Sections 3, Section 4 and Section 5 any covenants of the Company, the Founders, Kinko, Series A Shareholders and Series B Investors contained in or made pursuant to this Agreement shall survive for a period of earlier of (i) third anniversary of the Closing Date, or (ii) Qualified IPO, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Series B Investors or the Company. For avoidance of doubt, the representations and warranties of the Company, the Founders or Kinko in Section 3 and the representations and warranties of the Series A Shareholders in Section 4 and the representations and warranties of the Series B Investors in Section 5 are made on and as of the Execution Date and on and as of the Closing Date, unless otherwise stated therein.

10.2	Successors and Assigns

(i) Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto. Except as otherwise provided herein, the rights of any Series B Investor are only assignable in connection with the transfer or sale (subject to applicable securities and other laws) of the Series B Preferred Shares or Ordinary Shares converted from such Series B Preferred Shares held by such Series B Investor but only to the extent of such transfer, provided, however, that (a) the transferring Series B Investor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and Series B Preferred Shares or Ordinary Shares that are being assigned to such transferee, (b) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Series B Investor, (c) such transfer shall satisfy the requirements set forth in the Shareholders Agreement and Memorandum and Articles.

(ii) Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3	Indemnity

(i)	The Founders, the Company and Kinko (each, an “Indemnitor”) shall, jointly and severally, indemnify the Series B Investors for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages) (“Losses”), incurred by such Series B Investors as a result of any breach or violation of any representation or warranty made by the Company, the Founders or Kinko, or any breach by the Company, the Founders or Kinko of any covenant or agreement contained herein or in any of the other Transaction Documents (an “Indemnifiable Loss”). If a Series B Investors believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Founders or Kinko stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to the breach of any representation or warranty shall be given within three (3) year after the Closing; provided further that in any event any such notice with respect to the breach of any covenant shall be given on a timely basis.

(ii)	Notwithstanding anything to the contrary in this Agreement, no amount of indemnity shall be payable by the Indemnitor as a result of any Losses arising under Section 10.3(i):

(a)	with respect to any claim, unless and until the aggregate amount of Losses suffered cumulatively by the Series B Investors exceeds US$500,000;

(b)	to the extent it arises from or was caused by actions taken by the Series B Investors; or

(c)	to the extent the Series B Investors has been compensated for such Losses.

(iii)	Notwithstanding any other provision of this Agreement, the Company, the Founders and Kinko shall not be obliged to indemnify the Series B Investors in excess of an aggregate amount of US$35,200,000.

10.4	Subsequent Investment

The Parties agree that the Company may borrow bridge loans arranged by Goldman Sachs (Asia) L.L.C. with principal amounts of approximately US$100,000,000, provided that such bridge loans are based on reasonable terms and subject to the approval of the Board of Directors of the Company.

10.5	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof and without regard to its principles of conflicts of laws.

10.6	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.7	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.8	Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 10.8). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.

10.9	Transaction Fees and Other Expenses.

Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

10.10	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

10.11	Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.12	Entire Agreement.

This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties prior to the Execution Date, none of which agreements shall continue, including the Term Sheet, dated as of August 10, 2008.

10.13	Dispute Resolution.

(i)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(ii)	The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(iii)	The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.13 shall prevail.

(iv)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(v)	Each Party hereto shall cooperate with any other party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(vi)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(vii)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if available, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.14	Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

10.15	Interpretation.

Unless a provision hereof expressly provides otherwise: (i) all references to dollars are to currency of the United States of America; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day.” For purposes of this Agreement, the term “knowledge” shall be deemed to refer to the belief, knowledge or awareness (as the case may be) of the relevant Person who shall be deemed to have knowledge of such matters that they would have discovered had they made due and careful enquiries.

10.16	No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.17	No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PAKER TECHNOLOGY LIMITED

	By:	/s/ Kangping Chen

Name:

Title:

Address:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

KINKO:	JIANGXI KINKO ENERGY CO., LTD.

	By:	/s/ Kangping Chen

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	LI Xiande

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	CHEN Kangping

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	LI Xianhua

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WEALTH PLAN:	WEALTH PLAN INVESTMENTS LIMITED

	By:	/s/ KWP NOMINEES LIMITED

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES A SHAREHOLDER	FLAGSHIP DESUN SHARES CO., LIMITED

	By:	/s/ Wing Keong Siew

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES A SHAREHOLDER	EVERBEST INTERNATIONAL CAPITAL LIMITED

	By:	/s/ Xiangfeng Ye

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	SCGC CAPITAL HOLDING COMPANY LIMITED

	By:	/s/ Haitao Jin

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	CIVC INVESTMENT LTD

	By:	/s/ Ami Dotan

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	PITANGO VENTURE CAPITAL FUND V, L.P.

	By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

	By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	TDR INVESTMENT HOLDINGS CORPORATION

	By:	/s/ Xun Guo

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED

	By:	/s/ Hongguang Ding

Name:

Title:

Attn:

Tel:

Fax:

Email:

SCHEDULE 1

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Series B Preferred Share Purchase Agreement.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Memorandum and Articles of the Company.

“Auditor” means any of PricewaterhouseCoopers, Deloitte Touche Tohmatsu, KPMG, or Ernst & Young as may be appointed as auditor of the Company from time to time.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day of the year on which national banking institutions in New York, Hong Kong, Singapore and the PRC are open to the public for conducting business and are not required or authorized to close.

“Business Plan” has the meaning set forth in Section 3.21 of this Agreement.

“CFC” means controlled foreign corporation as such term is defined in the Code.

“Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Code” has the meaning set forth in Section 3.5(ii) of this Agreement.

“Company” means PAKER TECHNOLOGY LIMITED, a limited liability company duly incorporated and validly existing under the Laws of Hong Kong.

“Company Closing Account” means the account opened and maintained by the Company, details of which are set forth in Schedule 4 hereto.

“Company Group” means the Company, Kinko, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, Controlled by the Company and Kinko. For purposes of this Agreement, the Company Group shall not include the VIEs and Desun Energy Co., Ltd.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series A Preferred Shares and Series B Preferred Shares.

“Corporate Chart” means the Corporate Chart attached hereto as Exhibit E.

“Disclosing Party” has the meaning ascribed to it in Section 8.3 hereof.

“Disclosure Schedule” has the meaning ascribed to it in Section 3 hereof.

“Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

“Execution Date” shall mean the date of this Agreement.

“Executive Committee” means the executive committee to be established under the Board in accordance with Section 6.15 of this Agreement.

“FIN 46R” means Financial Accounting Standards Board Interpretation No. 46-“Consilidation of Variable Interest Entities, an Interpretation of ARB No. 51”, as amended.

“Financial Committee” means the financial committee to be established under the Board in accordance with Section 6.14 of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.

“Financing Terms” has the meaning set forth in Section 8.1 of this Agreement.

“Founders” shall mean LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the PRC.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“HKIAC” means the Hong Kong International Arbitration Centre.

“Indemnitor” has the meaning set forth in Section 10.3.

“Indemnifiable Loss” has the meaning set forth in Section 10.3.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

“Key Employees” means, with respect to each of the members of the Company Group, the chief executive officer, the chief financial officer, the president, the secretary to the Board of Directors, the general manager or any other manager with the title of “vice-president” or higher, of such entity. The name and tile of each Key Employee are set forth on Exhibit F attached hereto.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities, or (ii) material impairment of the ability to perform the material obligations of such Person hereunder or under the other Transaction Documents, as applicable; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic conditions or as a result of war or an act of terrorism, (ii) any Effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Series B Investors or (iii) any issue or condition which the Company may reasonably demonstrate was known to the Series B Investors prior to the Execution Date or has been disclosed in the Disclosure Schedules.

“Material Contracts” has the meaning set forth in Section 3.11(i) of this Agreement.

“Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibit A-1 and Exhibit A-2, respectively, to be adopted by resolution in writing of all members of the Company and to be effective on or before the Closing.

“Offshore Reorganization” means the series of transactions described in Section 14.10 of the Shareholders Agreement.

“Ordinary Shares” means the Company’s ordinary shares, par value HK$0.001 per share as of the date hereof.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares and Series B Preferred Shares.

“Parent Company” means any company which may become the owner of all the outstanding shares of the Company.

“Party” has the meaning set forth in the Preamble hereof.

“Permits” has the meaning set forth in Section 3.13(ii).

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (a) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (b) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means passive foreign investment company as such term is defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Qualified IPO” shall have the meaning set forth in Schedule 1 of the Shareholders Agreement.

“Registration Statement” means the F-1 Registration Statement of the Parent Company under the Securities Act, a draft of which was provided to the Series B Investors on August 17, 2008.

“Related Party” has the meaning set forth in Section 3.16 of this Agreement.

“SAFE” means the State Administration of Foreign Exchange of PRC.

“SEC” means the Securities and Exchange Commission of U.S.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value HK$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means any and all of the Company’s Series B Preferred Shares, par value HK$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, in the form attached hereto as Exhibit B, to be entered into at the Closing by and among the Company, Founders, the Series B Investors, Wealth Plan, Flagship, Everbest and Kinko.

“Statement Date” has the meaning set forth in Section 3.7 of this Agreement.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital. For purposes of this Agreement, none of VIEs and Desun Energy Co., Ltd. shall be treated as a Subsidiary of the Company or Kinko.

“Termination Date” has the meaning set forth in Section 2.4(i) of this Agreement.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and other documents required in connection with the Corporate Chart, and other agreements and documents the execution and delivery of which is contemplated under this Agreement.

“US” means the United States of America.

“US GAAP” means generally accepted accounting principles in the US, in effect from time to time.

“VIE” means any of Shangrao Yangfan Electrical Materials Co., Ltd., Shangrao Tiansheng Semiconductor Materials Co., Ltd., Shangrao Hexing Enterprise Co., Ltd. and Shanghai Alvagen International Trading Co., Ltd.

“Wealth Plan” means Wealth Plan Investments Limited, a company duly incorporated and validly exiting under the Laws of British Virgin Islands.

“Year 2008 Account” means the audited consolidated financial statements of the Company for the period from January 1, 2008 to December 31, 2008 audited by the Auditors and prepared in accordance with U.S. GAAP.

“Year 2008 Net Earnings” means the consolidated after-tax net income of the Company as reflected in the Year 2008 Account, subject to the adjustments pursuant to Section 9.8 (iii) hereof.

SCHEDULE 2

SERIES B INVESTORS

Investor	No. of Series B Shares	Purchase Price

SCGC	55,811	US$	13,200,000

CIVC	21,140	US$	5,000,000

PITANGO	29,597	US$	7,000,000

TDR	12,684	US$	3,000,000

New Goldensea	29,597	US$	7,000,000

TOTAL	148,829	US$	35,200,000

SCHEDULE 4

COMPANY CLOSING ACCOUNT

Account Name:	PAKER TECHNOLOGY LIMITED

Account No.:	039-737-9-202372-0

Bank Name:	Chiyu Banking Corporation Ltd.

Bank Address:	SHOP3, G/F., LEE FUNG BLDG., 315-319 QUEEN’S ROA

CENTRAL, HONGKONG

Swift Code:	CIYUHKHH

EXHIBIT A-1

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

[To come]

EXHIBIT A-2

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

[To come]

EXHIBIT B

FORM OF SHAREHOLDERS AGREEMENT

[To come]

EXHIBIT D

CAPITALIZATION TABLE OF THE COMPANY AT THE CLOSING

Capitalization Table

Authorized Shares	10,000,000

Issued Shares
Ordinary Shares
Li Xiande	500,000
Chen Kangping	300,000
Li Xianhua	200,000

Wealth Plan Investments Limited	14,629
1,014,629

Series A Preferred Shares
Flagship Desun Shares Co., Limited	67,263
Everbest International Capital Limited	40,240

107,503

Series B Preferred Shares
SCGC Capital Holding Company Limited	55,811
CIVC Investment Ltd.	21,140
Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P.	29,597
TDR Investment Holdings Corporation	12,684

New Goldensea (Hong Kong) Group Company Limited	29,597

148,829
Total Shares Outstanding	1,270,961

EXHIBIT E

CORPORATE CHART

1. PARTICULARS OF MEMBER OF THE COMPANY GROUP PRIOR TO THE CLOSING:

(i) Paker Technology Limited

Company Name	:	Paker Technology Limited

Registered Address	:	RM. 1202, 12/F., Tower 1, China Hong Kong City, 33 Canton Road, T.S.T., Kowloon, Hong Kong

Date of Incorporation	:	November 10, 2006

Nature of the Entity	:	Limited Liability Company

Authorized Share Capital	:	HK$10,000 divided into 989,497 Ordinary Shares and 107,503 Series A Preferred Shares, all of HK$0.001 each

Issued Share Capital	:	HK$1,122.132

Directors	:	Chen Kangping

Li Xiande

Li Xianhua

Siew Wing Keong

Shareholders and shareholding	:	Li Xiande	500,000 shares (44.56%)

		Chen Kangping	300,000 shares (26.74%)

		Li Xianhua	200,000 shares (17.82%)

		Wealth Plan	14,629 shares (1.30%)

		Flagship	67,263 shares (5.99%)

		Everbest	40,240 shares (3.59%)

(ii) Jiangxi Kinko Energy Co., Ltd.

Registered Name	:	Jiangxi Kinko Energy Co., Ltd.

Registered Address	:	Beside Longda Road, Shangrao Industrial Park

Establishment Date	:	December 13, 2006

Nature of the Entity	:	Limited Liability Company (wholly invested by Taiwan, Hong Kong and Macau enterprise)

Registered Capital	:	US$ 181,490,000

Capital Received	:	US$ 57,855,362

Business Scope	:	Manufacture and sale of solar cell, silicon material and other relevant product (subject to license or qualification if is required by a specific regulation)

Legal Representative	:	LI Xiande

Shareholder and shareholding	:	Paker Technology Limited holds 100% of shares

2. CORPORATE CHART IMMEDIATELY BEFORE THE CLOSING:

3. CORPORATE CHART IMMEDIATELY AFTER THE CLOSING:

(subject to adjustment at the Closing)

4. CORPORATE CHART AFTER OFFSHORE REORGANIZATION

(subject to adjustment at the Closing)

EXHIBIT F

List of Key Employees

NO.	Name	Position
1	Li Xiande	Chairman

2	Chen Kangping	General Manager

3	Li Xianhua	Vice General Manager

4	Yu Musen	Vice General Manager

5	Wang Xiaoou	Board Secretary

6	Chen Zhiyuan	Human Resource Controller

7	Wang Zhihua	Vice Financial Controller

SUPPLEMENTAL AGREEMENT #1

Execution Version

PAKER TECHNOLOGY LIMITED

LI XIANDE

CHEN KANGPING

LI XIANHUA

WEALTH PLAN INVESTMENTS LIMITED

JIANGXI KINKO ENERGY CO., LTD

FLAGSHIP DESUN SHARES CO., LTD

EVERBEST INTERNATIONAL CAPITAL LIMITED

SCGC CAPITAL HOLDING COMPANY LIMITED

CIVC INVESTMENT LTD

PITANGO VENTURE CAPITAL FUND V, L.P.

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

TDR INVESTMENT HOLDINGS CORPORATION

AND

NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED

SUPPLEMENTAL AGREEMENT TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

September 18, 2008

SUPPLEMENTAL AGREEMENT TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Supplemental Agreement”) is made as of September 18, 2008 as a supplemental agreement to the Series B Preferred Share Purchase Agreement entered by Parties in September 18, 2008 (the “Series B Preferred Share Purchase Agreement”), by and among the parties:

(12)	PAKER TECHNOLOGY LIMITED ( , the “Company”), a company duly incorporated and validly existing under the Laws of Hong Kong Special Administrative Region (“Hong Kong”);

(13)	LI Xiande, CHEN Kangping and LI Xianhua (each a citizen of the People’s Republic of China (the “PRC”) (collectively the “Founders” and each, a “Founder”);

(14)	WEALTH PLAN INVESTMENTS LIMITED (“Wealth Plan”), a company duly incorporated and validly existing under the Laws of British Virgin Islands;

(15)	JIANGXI KINKO ENERGY CO., LTD. ( , “Kinko”), a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC;

(16)	FLAGSHIP DESUN SHARES CO., LTD. (“Flagship”), a company duly incorporated and validly existing under the Laws of Hong Kong;

(17)	EVERBEST INTERNATIONAL CAPITAL LIMITED (“Everbest”, collectively with Flagship, “Series A Shareholders”), a company duly incorporated and validly existing under the Laws of Hong Kong;

(18)	SCGC CAPITAL HOLDING COMPANY LIMITED (“SCGC”), a company duly incorporated and validly existing under the Laws of Hong Kong;

(19)	CIVC INVESTMENT LTD (“CIVC”), a company duly incorporated and validly existing under the Law of Cayman Islands;

(20)	PITANGO VENTURE CAPITAL FUND V, L.P. and PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P. (together known as “Pitango”), limited partnerships under the Laws of Cayman Islands;

(21)	TDR INVESTMENT HOLDING CORPORATION (“TDR”), a company duly incorporated and validly existing under the Law of British Virgin Islands; and

(22)	NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED (“New Goldensea”, and collectively with SCGC, CIVC, Pitango and TDR, known as the “Series B Investors”, and each, a “Series B Investor”), a company duly incorporated and validly existing under the Law of Hong Kong.

Each of the Company, the Founders, Wealth Plan, Kinko the Series A Shareholders and the Series B Investors shall be referred to individually as a “Party” and collectively as the “Parties”.

Terms used in this Supplemental Agreement shall have the same meaning as defined in the Series B Share Purchase Agreement.

Parties hereof agrees that in the event that Company is determined by counsel or accountants for the Series B Investors to be a CFC, with respect to the shares of the Company held by the Series B Investors, the Company agrees to use commercially reasonable efforts to avoid generating “subpart F income,” as such term is defined in Section 952 of the Code. In connection with a “Qualified Electing Fund” election made by a Series B Investor pursuant to Section 1295 of the Internal Revenue Code of 1986 or a “Protective Statement” filed by the Series B Investors pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall, if requested, provide annual financial information to the Series B Investor, at the cost of Series B Investors on reimbursement basis, in the form provided in the attached PFIC Exhibit as soon as reasonably practicable following the end of each taxable year of the Series B Investor (but in no event later than 90 days following the end of each such taxable year), and shall provide the Series B Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PAKER TECHNOLOGY LIMITED

	By:	/s/ Kangping Chen

Name:

Title:

Address:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

KINKO:	JIANGXI KINKO ENERGY CO., LTD.

	By:	/s/ Kangping Chen

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	LI Xiande

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	CHEN Kangping

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	LI Xianhua

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WEALTH PLAN:	WEALTH PLAN INVESTMENT LIMITED

	By:	/s/ KWP NOMINEES LIMITED

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES A SHAREHOLDER	FLAGSHIP DESUN SHARES CO., LIMITED

	By:	/s/ Wing Keong Siew

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES A SHAREHOLDER	EVERBEST INTERNATIONAL CAPITAL LIMITED

	By:	/s/ Xiangfeng Ye

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	SCGC CAPITAL HOLDING COMPANY LIMITED

	By:	/s/ Haitao Jin

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	CIVC INVESTMENT LTD

	By:	/s/ Ami Dotan

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	PITANGO VENTURE CAPITAL FUND V, L.P.

	By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

	By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	TDR INVESTMENT HOLDINGS CORPORATION

	By:	/s/ Xun Guo

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTOR	NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED

	By:	/s/ Hongguang Ding

Name:

Title:

Attn:

Tel:

Fax:

Email:

PFIC Exhibit

Annual Information Statement

(1)	This questionnaire applies to the taxable year of (“Company”) beginning on January 1, 20 , and ending on December 31, 20 .

(2)	Please check here if 75% or more of the company’s gross income constitutes passive income.

Passive income: For purposes of this test, passive income includes:

•   Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•   Net gains from the sale or exchange of property—

•   which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

•   which is an interest in a trust, partnership, or REMIC; or

•   which does not give rise to income.

•   Net gains from transactions in commodities.

•   Net foreign currency gains.

•   Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•     A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•     Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

•     Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•     Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•     Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation

(5)

[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings:                              (as determined under U.S. income tax principles)

Net Capital Gain:                                  (as determined under U.S. income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)

The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

[NAME]

By:

Name:

Title:

Date: